As filed with the Securities and Exchange Commission on August 2, 2005

File No. 333-125105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COCONUT PALM ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-2763411
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number)
incorporation or organization)	Code Number)

595 South Federal Highway
Suite 600
Boca Raton, Florida 33432
(561) 955-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard C. Rochon, Chairman and Chief Executive Officer
595 South Federal Highway
Suite 600
Boca Raton, Florida 33432
(561) 955-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.	Robert Frome, Esq.
Graubard Miller	Olshan Grundman Frome Rosenzweig & Wolosky LLP
The Chrysler Building	Park Avenue Towers
405 Lexington Avenue, 19th Floor	65 East 55th Street
New York, New York 10174	New York, New York 10022
(212) 818-8800	(212) 451-2300
(212) 818-8881 - Facsimile	(212) 451-2222 - Facsimile

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of each Class of	Amount being Registered	Offering Price Per	Aggregate Offering	Registration
Security being registered		Security(1)	Price (1)	Fee

Units, each consisting of one share of
Common Stock, $.0001 par value, and	11, 500,000 Units	$6.00	$69,000,000	$8,121.30
two Warrants (2)

Shares of Common Stock included as
part of the Units(2)	11,500,000 Shares	-------	-------	-------(3)

Warrants included as part of the
Units(2)	23,000,000 Warrants	-------	-------	-------(3)

Shares of Common Stock underlying
the Warrants included in the Units(4)	23,000,000 Shares	$5.00	$115,000,000	$13,535.50

Representative’s Unit Purchase
Option	1	$100	$100	-------(3)

Units underlying the Representative's
Unit Purchase Option (“Underwriter's
Units”)(4)	1,000,000 Units	$7.50	$7,500,000	$882.75

Shares of Common Stock included as
part of the Underwriter’s Units(4)	1,000,000 Shares	-------	-------	-------(3)

Warrants included as part of the
Representative’s Units(4)	2,000,000 Warrants	-------	-------	-------(3)

Shares of Common Stock underlying
the Warrants included in the
Representative’s Units(4)	2,000,000 Shares	$6.00	$12,000,000	$1,412.40

Total			$203,500,100	$23,951.95(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 Units and 1,500,000 shares of Common Stock and 3,000,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.

(5)	$23,928.41 of the fee has been previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Preliminary Prospectus
Subject to Completion, August 2, 2005

$60,000,000

COCONUT PALM ACQUISITION CORP.

10,000,000 units

Coconut Palm Acquisition Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring an operating business in the business and/or consumer services sector. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and
•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination and _________, 2006 [one year from the date of this prospectus], and will expire on ________ __, 2009 [four years from the date of this prospectus], or earlier upon redemption.

We have granted Morgan Joseph & Co. Inc. and EarlyBirdCapital, Inc., the representatives of the underwriters, a 45-day option to purchase up to 1,500,000 additional units solely to cover over-allotments, if any (over and above the 10,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to the representatives, for $100, as additional compensation, an option to purchase up to a total of 1,000,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.00 (120% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. The units will be quoted on the OTC Bulletin Board under the symbol _______on or promptly after the date of this prospectus. Once the securities comprising the units begin as separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols ______and _____, respectively. We cannot assure you that our securities will continue to be quoted on the OTC Bulletin Board.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public	Underwriting discount	Proceeds, before
	offering price	and commissions	expenses, to us

Per unit	$ 6.00	$ 0.42	$ 5.58
Total	$60,000,000	$4,200,000	$55,800,000

Of the net proceeds we receive from this offering, $54,250,000 ($5.425 per unit) will be deposited into a trust account at Citibank, N.A. maintained by Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. Morgan Joseph & Co. Inc. and EarlyBirdCapital, Inc. acting as representatives of the underwriters, expect to deliver our securities to investors in the offering on or about ____, 2005.

     MORGAN JOSEPH      EARLYBIRDCAPITAL, INC.

___________ ____, 2005

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Coconut Palm Acquisition Corp. Additionally, when we use the term “public stockholders,” we mean the holders of the shares of common stock which are being sold as part of the units in this offering, including our existing stockholder, officers and directors to the extent that they purchase such shares (but our existing stockholder, officers’ and directors’s status as “public stockholders” shall exist only with respect to such shares so purchased). Unless we tell you otherwise, the information in this prospectus assumes that the representatives of the underwriters have not exercised their over-allotment option. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We are a blank check company organized under the laws of the State of Delaware on April 29, 2005. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. To date, our efforts have been limited to organizational activities.

Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on seeking a business combination with an operating company in the business and/or consumer services sector. Companies in the business and consumer services sector that we may find attractive include, without limitation, the following: customer service and relationship management services; document storage, information and protection services; hospitality and lodging services; transaction and payment processing services; insurance brokerage and agency services; training and compliance services; and outsourced business and employment services.

We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidates.

Our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (all of our assets, including the funds held in the trust account, less our liabilities) at the time of such acquisition. Consequently, initially we will have the ability to complete only a single business combination, although this may entail simultaneous acquisitions of several operating businesses. If we determine to simultaneously acquire several operating businesses and such businesses are owned by different sellers, each of such sellers must agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions. This requirement may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations, services and products of the acquired companies in a single operating business.

The target business we acquire may have a fair market value substantially in excess of 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so.

Our principal executive offices are located at 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432 and our telephone number is (561) 955-7300.

THE OFFERING
Securities offered	10,000,000 units, at $6.00 per unit, each unit consisting of:

one share of common stock; and
two warrants.

  The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless the representatives determine that an earlier date is acceptable, based upon their assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. In no event will the representatives allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the Securities and Exchange Commission, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date the units commence trading. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8- K, we will file an amendment to the Form 8- K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in the Form 8-K, or amendment thereto, or in a subsequent Form 8-K information indicating if the represenatives have allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus. Although we will not distribute copies of the Current Report on Form 8-K to individual unit holders, the Current Report on Form 8-K will be available on the SEC’s website after the filing. See the section appearing elsewhere in the prospectus entitled “Where You Can Find Additional Information.”

Common stock:
Number outstanding before this offering	2,500,000 shares

Number to be outstanding after this offering	12,500,000 shares

Warrants:
Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	20,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

the completion of a business combination with a target business; and

[________], 2006 [one year from the date of this prospectus].

The warrants will expire at 5:00 p.m., New York City time, on [________], 2009 [four years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants (including any warrants issued upon exercise of our unit purchase option), with the prior consent of the representatives:

in whole and not in part;

at a price of $.01 per warrant at any time after the warrants become exercisable;

upon a minimum of 30 days’ prior written notice of redemption; and

  if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

  The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

  Since we may redeem the warrants only with the prior written consent of the representatives and the representatives may hold warrants subject to redemption, the representatives may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representatives will consent to such redemption if it is not in their best interest even if it is in our best interest.

Proposed OTC Bulletin Board symbols for our
Units	[______]

Common stock	[______]

Warrants	[______]

Offering proceeds to be held in
trust
  $54,250,000 of the proceeds of this offering ($5.425 per unit) will be placed in a trust account at Citibank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination and our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,000,000 after payment of expenses relating to this offering).

  None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust fund have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Limited payments to insiders	There will be no fees or other cash payments paid to our existing security holder or our officers and directors other than:

repayment of a $75,000 non-interest bearing loan made by Royal Palm Capital Management, LLLP;

payment of $7,500 per month to Royal Palm Capital Management, LLLP for office space and related services; and

reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

Stockholders must approve business
combination
  We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, our existing stockholder has agreed to vote the shares of common stock owned by it immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination
  Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Our existing stockholder will not have such conversion rights with respect to any shares of common stock owned by it, directly or indirectly (nor will any of our officers and directors have conversion rights to the extent that thay receive shares upon distribution from our existing stockholder or purchase any shares in this offering or the aftermarket). Public stockholders who convert their stock into their share of the trust fund will continue to have the right to exercise any warrants they may hold.

Liquidation if no business combination	We will dissolve and promptly distribute only to our public stockholders the amount in our trust fund (including any accrued interest) plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). All of our officers and directors indirectly own common stock in our company, but have waived their right to receive distributions (other than with respect to common stock they may acquire in the after market) upon our liquidation prior to a business combination. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

Escrow of existing stockholder’s shares	On the date of this prospectus, our existing stockholder will place the shares it owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), these shares will not be transferable during the escrow period and will not be released from escrow until [________], 2008 [three years from the date of this prospectus].

RISKS

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our existing stockholder’s initial equity investment is below that which is required under the guidelines of the North American Securities Administrators’ Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data are presented.

	May 12, 2005

	Actual	As Adjusted

Balance Sheet Data:
Working capital (deficiency)	$(11,000)	$55,274,000
Total assets	117,500	55,274,000
Total liabilities	93,500	—
Value of common stock which may be converted to cash ($5.425 per share)	—	10,844,575
Stockholders’ equity	24,000	44,429,425

The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities required to be repaid.

The working capital deficiency excludes $35,000 of costs related to this offering which were incurred prior to May 12, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” information.

The working capital and total assets amounts include the $54,250,000 to be held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the trust account will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 10,000,000 shares sold in this offering, or 1,999,000 shares of common stock, at an initial per-share conversion price of $5.425, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination; divided by
•	the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination. We currently have a working capital deficit whereby our current liabilities exceed our current assets. The report of our independent certified public accountants on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from our inability to consummate this offering or our ability to continue as a going concern.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $6.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed time frames and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination – Liquidation if no business combination.”

If the net proceeds of this offering not being placed in trust is insufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for a minimum of 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of the funds not being placed in trust to engage consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to prevent a target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we may not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with an unidentified target business, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 and will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact with the SEC upon consummation of this offering, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances than if we were subject to such rule.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly available information, approximately 27 similarly structured blank check companies have completed initial public offerings. Of these companies, only one company has consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 26 blank check companies with more than approximately $1.16 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.425 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses and other entities we engage execute agreements with us waiving any right, title, interest or claim to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders. We cannot assure you that the per-share distribution from the trust fund will not be less than $5.425, plus interest, due to such claims of such creditors. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, RPCP Investments, LLLP has agreed that it will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that it will be able to satisfy those obligations.

Since we have not yet selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business’ operations.

Because we have not yet identified a prospective target business, investors in this offering currently have no basis to evaluate the possible merits or risks of the target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of such entities. Although our management will evaluate the risks inherent in a particular target business, we cannot assure you that they will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will ultimately prove to be more favorable to investors than a direct investment, if such opportunity were available, in a target business. Except for the limitation that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. For a more complete discussion of our selection of a target business, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination – We have not identified a target business.”

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 14,500,000 authorized shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the unit purchase option granted to the representatives). Although we have no commitment as of the date of this offering, we are likely to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination – Selection of a target business and structuring of a business combination.”

Our ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination.

Our ability to successfully effect a business combination is dependent upon the efforts of our key personnel. The role of such individuals in the target business, however, cannot presently be ascertained. Although some of our key personnel, including Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem, may remain associated with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. Moreover, our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination, the terms of which, including the compensation to be paid to such individuals, would be determined at such time between the respective parties. However, we will not consider the ability of our current key personnel to remain with the company after the consummation of a business combination as a factor in determining whether to proceed with any potential business combination. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This additional training could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors will allocate their time to other businesses, thereby causing conflicts of interest in their allocation of time to our affairs. This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled “Management – Conflicts of Interest.”

Our officers, directors and their affiliates may become affiliated with entities engaged in business activities similar to ours and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

None of our directors, officers or their affiliates has been or currently is a principal of, or affiliated with, a blank check company. However, our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of our management’s affiliations and the potential conflicts of interest that you should be aware of, see the sections appearing elsewhere in this prospectus entitled “Management – Directors and Executive Officers” and “Management – Conflicts of Interest.”

All of our officers and directors indirectly own shares of our common stock which will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors indirectly own shares of our common stock that were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation if we are unable to consummate a business combination. Additionally, our directors have agreed that they and certain of their affiliates or designees will purchase up to 2,000,000 warrants in the open market at prices not to exceed $0.70 per warrant during the 40 day period following separate trading of the warrants. The shares indirectly owned by our officers and directors prior to this offering and any warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Initially, we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $55,250,000 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, we will have the ability to complete only a single business combination at first, although this may entail simultaneous acquisitions of several closely related operating businesses. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business; or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

Alternatively, if our business combination entails the simultaneous acquisitions of several operating businesses at the same time from different sellers, we would face additional risks. These risks may include difficulties and expenses incurred in connection with the subsequent assimilation of the operations and services or products of the acquired companies into a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each public stockholder (but not our existing stockholder, nor any of our officers and directors to the extent that they receive shares upon distribution from our existing stockholder or purchase any shares in this offering or the aftermarket) the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata portion of the trust fund. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Since we have no specific business combination under consideration, we have not taken any steps in furtherance of securing third party financing. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities with similar business objectives, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources and our financial resources will be relatively limited in comparison. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.

Furthermore, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants and the future dilution they potentially represent may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business or the obligation to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or our existing stockholder is required to provide any financing to us in connection with or after a business combination.

Our existing stockholder controls a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

Upon consummation of our offering, our existing stockholder, which is owned and controlled by our officers and directors, will own 20% of our issued and outstanding shares of common stock (assuming it does not purchase units in this offering). Neither our existing stockholder, nor our officers and directors have indicated to us that they intend to purchase our securities in this offering. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office until at least the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholder, because of its ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholder will continue to exert control at least until the consummation of a business combination.

In addition, our existing stockholder, officers and directors and their affiliates are not prohibited from purchasing units in this offering or shares in the aftermarket. Any common stock acquired by our existing stockholder or our officers and directors in the offering or aftermarket will be considered part of the holdings of the public stockholders. They will have the same rights as other public stockholders with respect to such shares, including voting and conversion rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination in any way they choose. We cannot assure you that our existing stockholder will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholder paid an aggregate of $25,000, or approximately $0.01 per share, for its shares and, accordingly, you will experience immediate and substantial dilution from its purchase of our common stock.

The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Our existing stockholder acquired its shares of common stock at a nominal price, significantly contributing to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 30% or $1.77 per share (the difference between the pro forma net tangible book value per share of $4.23, and the initial offering price of $6.00 per unit).

Our outstanding warrants and option may have an adverse effect on the market price of common stock and increase the difficulty of effecting a business combination.

In connection with this offering, we will be issuing warrants to purchase 20,000,000 shares of common stock as part of the units. We will also issue an option to purchase 1,000,000 units to the representatives of the underwriters which, if exercised, will result in the issuance of an additional 1,000,000 shares of common stock and 2,000,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Therefore, our warrants and representatives’ option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If, and to the extent, these warrants and option are exercised, you may experience dilution to your holdings.

If our existing stockholder exercises its registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholder is entitled to make a demand that we register the resale of its shares of common stock at any time commencing three months prior to the date on which its shares are released from escrow. If our existing stockholder exercises its registration rights with respect to all of its shares of common stock, then there will be an additional 2,500,000 shares of common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the stockholders of the target business may be discouraged from entering into a business combination or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states, and you may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state except Idaho may purchase units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. To prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in the states referred to in the first sentence of this paragraph if you are not an institutional investor in all states other than Idaho. If you are an institutional investor, you may resell your shares in the other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section appearing elsewhere in this prospectus entitled “State Blue Sky Information.”

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it more difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:
•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:
•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trust agent only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to that act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

We do not have any “independent” directors and will generally not have the benefit of independent directors examining our financial statements and the propriety of expenses incurred on our behalf and subject to reimbursement.

All of our directors are also executive officers of ours. However, no salary or other compensation will be paid to our officers and directors for services rendered by them on our behalf prior to or in connection with a business combination. Nevertheless, we will not have the benefit of any independent directors serving on an audit committee to review our financial statements or examining the propriety of expenses subject to reimbursement incurred on our behalf. There is no limit on the amount of out-of-pocket expenses that could be incurred, nor will there be any review of the reasonableness of the expenses by anyone other than our board of directors, which could include persons seeking reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken or expenses incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our securities.

Because our existing stockholder’s equity investment was only $25,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoter’s initial investment of $25,000 is less than the required $1,310,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, if we are unable to complete a business combination, our promoters’ loss will be limited to their initial investment. Conversely, if we are able to complete a business combination, the shares of common stock acquired prior to this offering will be worth significantly more than $25,000.

The determination for the offering price of our units is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

     Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representatives. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

  the history and prospects of companies whose principal business is the acquisition of other companies;
  prior offerings of those companies;
  our prospects for acquiring an operating business at attractive values;
  our capital structure;
  an assessment of our management and their experience in identifying operating companies;
  general conditions of the securities markets at the time of the offering; and
  other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we have no historical operations or financial results to compare them to.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-	Over-Allotment
	Allotment Option	Option Exercised

Gross proceeds	$60,000,000.00	$69,000,000.00
Offering expenses(1)
Underwriting discount (7% of gross proceeds)	4,200,000.00	4,830,000.00
Legal fees and expenses (including blue sky services and expenses)	350,000.00	350,000.00
Miscellaneous expenses	70,198.04	70,198.04
Printing and engraving expenses	60,000.00	60,000.00
Accounting fees and expenses	25,000.00	25,000.00
SEC registration fee	23,951.95	23,951.95
NASD registration fee	20,850.01	20,850.01
Net proceeds
Held in trust	54,250,000.00	62,620,000.00
Not held in trust	1,000,000.00	1,000,000.00

Total net proceeds	$55,250,000.00	$63,620,000.00

Use of net proceeds not held in trust(2)
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$200,000.00	(20.0%)
Due diligence of prospective target businesses	200,000.00	(20.0%)
Payment of administrative fee to Royal Palm Capital Management, LLLP ($7,500 per month for two years)	180,000.00	(18.0%)
Legal and accounting fees relating to SEC reporting obligations	40,000.00	(4.0%)
Working capital to cover miscellaneous expenses,
D&O insurance and reserves	380,000.00	(38.0%)

Total	$1,000,000.00	(100.0%)

(1)	A portion of the offering expenses have been paid from the funds we received from our directors described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.
(2)	The amount of proceeds not held in trust will remain constant at $1,000,000 even if the over-allotment is exercised.

$54,250,000, or $62,620,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Citibank, N.A. maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The funds held in trust will be invested only in United States “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of one hundred and eighty days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act of 1940. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination.

The payment to Royal Palm Capital Management, LLLP, an affiliate of Richard C. Rochon, our chairman of the board and chief executive officer, Stephen J. Ruzika, our vice chairman, and Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem, each a vice president and member of our board of directors, of a monthly fee of $7,500 is for general and administrative services, including office space, utilities and secretarial support. Richard C. Rochon is president and director and owns a 54% interest in the general partner of Royal Palm Capital Management and Jack J. Ruff, Mario B. Ferrari and Robert C. Farenhem, each a vice president and director own 21%, 12.5% and 12.5%, respectively, in the general partner of Royal Palm Capital Management. This arrangement is being agreed to by Royal Palm Capital Management for our benefit and is not intended to provide Messrs. Rochon, Ruzika, Ruff, Ferrari and Farenhem compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Boca Raton area, that the fee charged by Royal Palm Capital Management is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of the trust account to our public stockholders.

Regardless of whether the underwriters exercise their over-allotment option in full, the net proceeds available to us out of trust for our search for a business combination will be approximately $1,000,000. We intend to use the excess working capital (approximately $380,000) for director and officer liability insurance premiums (approximately $75,000), with the balance of $305,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates and for reimbursement of any out-of-pocket expenses incurred by our existing stockholder, officers and directors in connection with activities on our behalf. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs. We could use a portion of the funds not being placed in trust to engage consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from "shopping around" for transactions with other companies on terms more favorable to such target business) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target businesses.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account and other net proceeds not expended will be used to finance the operations of the target business.

Royal Palm Capital Management, LLLP, an affiliate of our officers and directors, has advanced to us a total of $75,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal and audit fees and expenses. The loan will be payable without interest on the earlier of June 1, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will be invested only in United States “government securities” or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act. The income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficiently available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, the report by Eisner LLP, our independent registered public accounting firm, contains a going concern qualification.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Royal Palm Capital Management, LLLP the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s, consulting or other similar fees) will be paid to our existing stockholder or to any of our officers and directors, or any of their respective affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholder and our officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if such stockholder converts such shares into cash in connection with a business combination which the public stockholder (but not our existing stockholder, nor any of our officers and directors to the extent that they receive shares upon distribution from the existing stockholder or purchase any shares in this offering or the aftermarket) voted against and which we consummate. Under no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At May 12, 2005, our net tangible book value was a deficiency of $11,000, or approximately $0.00 per share of common stock. After giving effect to the sale of 10,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at May 12, 2005 would have been $44,429,425 or $4.23 per share, representing an immediate increase in net tangible book value of $4.23 per share to the existing stockholder and an immediate dilution of $1.77 per share or 30% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $10,844,575 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders (but not our existing stockholder, nor any of our officers and directors to the extent that they receive shares upon distribution from our existing stockholder or purchase any shares in this offering or the aftermarket) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$0.00
Increase attributable to new investors	4.23

Pro forma net tangible book value after this offering		4.23

Dilution to new investors		$1.77

The following table sets forth information with respect to our existing stockholder and the new investors:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percentage	Amount	Percentage	Per Share

Existing stockholder	2,500,000	20.0%	$ 25,000	0.042%	$0.01
New investors	10,000,000	80.0%	60,000,000	99.958%	$6.00

	12,500,000	100.0%	$60,025,000	100.0%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$ (11,000)
Proceeds from this offering	55,250,000
Deferred offering costs excluded from net tangible book value before this offering	35,000
Less: Proceeds held in trust subject to conversion to cash ($54,250,000 x 19.99%)	(10,844,575)

$ 44,429,425

Denominator:
Shares of common stock outstanding prior to this offering	2,500,000
Shares of common stock included in the units offered	10,000,000
Less: Shares subject to conversion (10,000,000 x 19.99%)	(1,999,000)

10,501,000

CAPITALIZATION

The following table sets forth our capitalization at May 12, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	May 12, 2005

	Actual	As Adjusted

Note Payable to affiliate	$75,000	$ —
Total Debt	75,000	—

Common stock, $.0001 par value, -0- and 1,999,000 shares which are subject to possible conversion, shares at conversion value	—	10,844,575

Stockholders’ equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding
Common stock, $.0001 par value, 50,000,000 shares authorized; 2,500,000 shares issued and outstanding, actual; 10,501,000 shares issued and outstanding (excluding 1,999,000 shares subject to possible conversion), as adjusted	250	1,050
Additional paid-in capital	24,750	44,429,375
Deficit accumulated during the development stage	(1,000)	(1,000)

Total stockholders’ equity	24,000	44,429,425

Total capitalization	$99,000	$55,274,000

If we consummate a business combination, the conversion rights afforded to our public stockholders (but not our existing stockholder, nor any of our officers and directors to the extent that they receive shares upon distribution from our existing stockholder, or purchase any shares in this offering or the aftermarket) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on April 29, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt to effect a business combination. The issuance of additional shares of our capital stock:
•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:
•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $550,000 and underwriting discounts of approximately $4,200,000, or $4,830,000 if the underwriters’ over-allotment option is exercised in full, will be approximately $55,250,000, or $63,620,000 if the underwriters’ over-allotment option is exercised in full. Of this amount, $54,250,000, or $62,620,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,000,000, in either event, will not be held in trust. We intend to use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account and any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate that we will incur approximately $200,000 of expenses for the due diligence and investigation of a target business, $200,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Royal Palm Capital Management, LLLP ($7,500 per month for two years), $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $380,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $75,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangement and have no current intention of doing so.

On May 10, 2005, Royal Palm Capital Management, LLLP, an affiliate of our officers and directors, advanced an aggregate of $75,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loan will be payable without interest on the earlier of June 1, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to issue to the representatives of the underwriters, upon consummation of the offering, an option, for $100, to purchase up to a total of 1,000,000 units at $7.50 per unit. The option will be valued at the date of issuance, however, for illustrative purposes, we have estimated, based upon a Black-Scholes model, that the fair value of the option as of May 12, 2005 would be approximately $770,000, using an expected life of five years, volatility of 15.9% and a risk-free interest rate of 3.87% . The volatility calculation of 15.9% is based on the 180-day volatility of the Russell 2000 Index. Because we do not have a trading history, we needed to estimate the potential volatility of our units, which will depend on a number of factors which cannot be ascertained at this time. We referred to the 180-day volatility of the Russell 2000 Index because our management believes that the volatility of this index is a reasonable benchmark to use in estimating the expected volatility for our units. Utilizing a higher volatility would have had the effect of increasing the implied value of the option. For comparative purposes, if we had assumed for purposes of the Black-Scholes model a volatility of double the volatility of the 180-day Russell 2000 Index, or 31.8%, it would have yielded an option value of approximately $1,600,000, and a volatility of quadruple the volatility of the 180-day Russell 2000 Index, or 63.6%, would have yielded an option value of approximately $3,100,000. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if we do not consummate a business combination within the prescribed time period and we liquidate, the option would become worthless.

PROPOSED BUSINESS

Introduction

We are a recently organized Delaware blank check company incorporated on April 29, 2005 formed to serve as a vehicle for the acquisition of an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on seeking a business combination with an operating company in the business and/or consumer services sector.

We intend to focus our efforts on target businesses with one or more of the following characteristics:
•	favorable long-term growth prospects;

•	the ability to achieve a leading market position through the consummation of additional acquisitions and/or through organic growth;

•	a business model that is based upon recurring revenue;

•	the ability to drive incremental revenue sources or extract increased profitability from the core business;

•	the potential for economies of scale through consolidation;

•	high operating profit margins;

•	stable cash flows; and

•	experienced, high quality management teams.

Although we may consider a target business in any segment of the business and consumer services industries, we intend to concentrate our search for an acquisition candidate or merger partner on companies in the following segments:

•	customer service and relationship management services;

•	document storage, information and protection services;

•	hospitality and lodging services;

•	transaction and payment processing services;

•	insurance brokerage and agency services;

•	training and compliance services; and

•	outsourced business and employment services.

While we may or may not consummate our business combination with a company involved in the business and/or consumer services sector, we believe this focus given our management’s prior experience, will provide us with the best opportunity to consummate a business combination. We also believe that many companies in these and other sectors would find an acquisition by us to be an easier and less risky route to liquidity than going through an initial public offering.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be applied generally toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. Such drawbacks include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. None of our officers, directors, promoters and other affiliates is currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidates.

Subject to the limitations that the target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

While we have not yet identified any acquisition candidates, our management believes based on its prior business experience that there are numerous acquisition candidates in each of the segments of the business and/or consumer services sector that we intend to target. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates that they become aware of through their business contacts. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee or other compensation to be determined in an arm’s length negotiation based on terms of the transaction. In no event, however, will any of our existing officers, directors or existing stockholder or any entity with which they are affiliated be paid any finder’s fee, consulting fee or other compensation prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management will consider, among other factors, the following:
•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry;

•	costs associated with effecting the business combination;

•	market size;

•	relative valuation multiples of similar publicly traded companies; and

•	effect of technological developments within the industry.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us. We will also seek to have all prospective target businesses execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. If any prospective target business refuses to execute such agreement, it is unlikely we would continue negotiations with such target business.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, no finder’s fee, consulting fees or other similar compensation will be paid to our existing stockholder, officers, directors, or any of their respective affiliates prior to or in connection with a business combination.

Fair market value of target business

The target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, although we may acquire a target business whose fair market value significantly exceeds 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

Lack of business diversification

Our initial business combination must be with a target business or businesses which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, we expect to have the ability to effect only a single business combination, although this process may entail the simultaneous acquisitions of several operating businesses at the same time. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:
•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Additionally, since our business combination may entail the simultaneous acquisitions of several operating businesses at the same time from multiple sellers, we will need to convince such sellers to agree that the purchase of their business is contingent on the simultaneous closings of other acquisitions.

Limited ability to evaluate the target business’ management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that any of them will devote their full time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with such business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, as amended, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, our existing stockholder has agreed to vote its respective shares of common stock owned by it immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by our existing stockholder, officers and directors. Accordingly, they may vote these shares on a proposed business combination any way they choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights and vote against the business combination.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholder will not have such conversion rights with respect to any shares of common stock owned by it, directly or indirectly (nor will our officers and directors to the extent that they receive shares upon distribution from our existing stockholder or purchase any shares in this offering or the aftermarket). The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.425 or $0.575 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise any warrants they still hold. We will not complete any business combination if public stockholders owning 20% or more of the shares sold in this offering both exercise their conversion rights and vote against the business combination.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria described below have been satisfied, we will be dissolved. Upon dissolution, we will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account inclusive of any interest plus any remaining net assets. Our existing stockholder (and our officers and directors to the extent that they receive shares upon distribution from our existing stockholder) has waived its rights to participate in any liquidation distribution with respect to shares of common stock owned by it immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account any interest earned on the trust account, the initial per-share liquidation price would be $5.425, or $0.575 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $5.425, plus interest, due to claims of creditors. RPCP Investments, LLLP has agreed, pursuant to agreements with us and the representatives, that, if we liquidate prior to the consummation of a business combination, it will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that it would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to consummate a transaction within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a similar business objective. There are approximately 26 blank check companies with more than approximately $1.16 billion in trust that are seeking to carry out a business plan similar to our business plan. Moreover, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. Additionally, we may be subject to competition from other companies looking to expand their operations through the acquisition of a target business. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders to such holders that both vote against the business combination and exercise their conversion rights may reduce the resources available to us for a business combination; and
•	our outstanding warrants and option, and the potential future dilution they represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. The cost for this space is included in the $7,500 per-month fee Royal Palm Capital Management, LLLP will charge us for general and administrative services commencing on the effective date of this prospectus pursuant to a letter agreement between us and Royal Palm Capital Management. Based on rents and fees for similar services in the Boca Raton area, we believe that the fee charged by Royal Palm Capital Management is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have five executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect each of Messrs. Rochon, Ruff, Ferrari and Farenhem to devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Act of 1933, as amended, and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with United States generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States generally accepted accounting principles or that the potential target business will be able to prepare its financial statements in accordance with United States generally accepted accounting principles. The financial statements of a potential target business will be required to be audited in accordance with United States generally accepted accounting standards. To the extent that this requirement cannot be met, we will not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, given the broad range of companies we may consummate a business combination with, we do not believe that the narrowing of the pool will be material.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$54,250,000 of the net offering	$50,220,000 of the offering proceeds
	proceeds will be deposited into a trust	would be required to be deposited into
	account at Citibank, N.A. maintained	either an escrow account with an
	by Continental Stock Transfer & Trust	insured depositary institution or in a
	Company, acting as trustee.	separate bank account established by a
broker-dealer in which the broker-
dealer acts as trustee for persons having
the beneficial interests in the account.

Investment of net proceeds	The $54,250,000 of net offering	Proceeds could be invested only in
	proceeds held in trust will only be	specified securities such as a money
	invested in United States “government	market fund meeting conditions of the
	securities” within the meaning of	Investment Company Act of 1940 or in
	Section 2(a)(16) of the Investment	securities that are direct obligations of,
	Company Act of 1940 with a maturity	or obligations guaranteed as to
	of 180 days or less or in money market	principal or interest by, the United
	funds meeting certain conditions	States.
under Rule 2a-7 promulgated
under the Investment Company
Act of 1940.

Limitation on fair value or net assets of target business	The initial target business that we	We would be restricted from acquiring
	acquire must have a fair market value	a target business unless the fair value of
	equal to at least 80% of our net assets	such business or net assets to be
	at the time of such acquisition.	acquired represent at least 80% of the
maximum offering proceeds.
Trading of securities issued	The units may commence trading on	No trading of the units or the
	or promptly after the date of this	underlying common stock and
	prospectus. The common stock and	warrants would be permitted until the
	warrants comprising the units will	completion of a business combination.
	begin to trade separately on the 90th	During this period, the securities would
	day after the date of this prospectus	be held in the escrow or trust account.
unless the representatives inform us
of their decision to allow earlier
separate trading (based upon their
assessment of their relative strengths
of the securities markets and
small capitalization companies in
general, and the trading pattern of,
and demand for, our securities in
particular), provided we have filed with
the SEC a Current Report on Form 8-
K, which includes an audited balance
sheet reflecting our receipt of the
proceeds of this offering, including
any proceeds we receive from the

	Terms of Our Offering	Terms Under a Rule 419 Offering

exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.

Exercise of the warrants	The warrants cannot be exercised until	The warrants could be exercised prior
	the later of the completion of a	to the completion of a business
	business combination and one year	combination, but securities received
	from the date of this prospectus and,	and cash paid in connection with the
	accordingly, will be exercised only	exercise would be deposited in the
	after the trust fund has been	escrow or trust account.
terminated and distributed.

Election to remain an investor	We will give our stockholders the	A prospectus containing information
	opportunity to vote on the business	required by the SEC would be sent to
	combination. In connection with	each investor. Each investor would be
	seeking stockholder approval, we will	given the opportunity to notify the
	send each stockholder a proxy	company, in writing, within a period of
	statement containing information	no less than 20 business days and no
	required by the SEC. A stockholder	more than 45 business days from the
	following the procedures described in	effective date of the post-effective
	this prospectus is given the right to	amendment, to decide whether he or
	convert his or her shares into his or	she elects to remain a stockholder of
	her pro rata share of the trust account.	the company or require the return of his
	However, a stockholder who does not	or her investment. If the company has
	follow these procedures or a	not received the notification by the end
	stockholder who does not take any	of the 45th business day, any funds and
	action would not be entitled to the	interest or dividends held in the trust or
	return of any funds. Although we will	escrow account would automatically be
	not distribute copies of the Current Report	returned to the stockholder. Unless a
	on Form 8-K to individual unit holders, the	sufficient number of investors elect to
	Current Report on Form 8-K will be available	remain investors, all of the deposited
	on the SEC’s website. See the section	funds in the escrow account must be
	appearing elsewhere in the prospectus	returned to all investors and none of the
	entitled “Where You Can Find Additional	securities will be issued.
Information.”

Business combination deadline	A business combination must occur	If an acquisition has not been
	within 18 months after the	consummated within 18 months after
	consummation of this offering or	the effective date of the initial
	within 24 months after the	registration statement, funds held in the
	consummation of this offering if a	trust or escrow account would be
	letter of intent or definitive agreement	returned to investors.
relating to a prospective business
combination was entered into prior to
the end of the 18-month period.

Release of funds	The proceeds held in the trust account	The proceeds held in the escrow
	will not be released until the earlier of	account would not be released until the
	the completion of a business	earlier of the completion of a business
	combination and our liquidation upon	combination or the failure to effect a
	failure to effect a business	business combination within the
	combination within the allotted time.	allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Richard C. Rochon	47	Chairman of the Board and Chief Executive Officer
Stephen J. Ruzika	49	Vice Chairman
Jack I. Ruff	49	Vice President and Director
Mario B. Ferrari	27	Vice President and Director
Robert C. Farenhem	34	Vice President, Secretary and Director

Richard C. Rochon has been our chairman of the board and chief executive officer and has acted as our principal financial and accounting officer since our inception. Mr. Rochon co-founded Royal Palm Capital Partners (“RPCP”), a private investment and management firm in February 2002 and has been its chairman and chief executive officer since that time. RPCP focuses on making investments in service industries poised for consolidation and growth and partners with high quality management teams in the respective industries. Mr. Rochon has served as president and director of Royal Palm Capital Management, Inc., a corporation which manages investments made by various RPCP affiliates, since February 2005. Mr. Rochon has also served as a director of Devcon International Corp., a provider of construction and electronic security services since July 2004 and as chairman of Sunair Electronics, Inc., a provider of high-frequency radio equipment, pest-control and lawn-care services since February 2005. From 1987 to January 2002, Mr. Rochon was President of Huizenga Holdings, Inc., a management and holding company whose investments included several publicly-held companies, including Blockbuster Entertainment Corporation, Republic Waste Industries, Inc., AutoNation, Inc. and Boca Resorts, Inc. During this time, he served as sole director for many of Huizenga Holdings’ privately-held operating companies in various services businesses, including serving as a director of AutoNation, Inc., the NHL’s Florida Panthers and the NFL’s Miami Dolphins. Mr. Rochon previously served as vice chairman of Boca Resorts, Inc., an owner and operator of luxury resort properties in Florida, from November 1996 to December 2004, while serving as President from March 1998 until January 2002. In addition, Mr. Rochon has been a director of Bancshares of Florida, a full-service commercial bank since 2002. Since 1996, Mr. Rochon has been a director of Century Business Services, a diversified services company. Mr. Rochon also was employed as a certified public accountant by the public accounting firm of Coopers & Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in Accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

Stephen J. Ruzika has been our vice chairman since our inception. Mr. Ruzika has been chief executive officer of Devcon International Corp. since April 2005. From October 2004 until April 2005, Mr. Ruzika had been the president and principal financial and accounting officer of Devcon. Mr. Ruzika has served as president of Devcon Security Holdings, Inc., a subsidiary of Devcon, since October 2004 and was executive vice president from July 2004 until October 2004. Previously, Mr. Ruzika founded Congress Security Services Inc. in November 2000 and served as its chairman and chief executive officer until July 2004. Through its subsidiaries, Congress provided alarm monitoring, employment screening and paperless workflow services to major corporate clients in North America. Prior to founding Congress, from November 1997 until August 1998, Mr. Ruzika served as Chief Executive Officer of Carlisle Holdings Limited (formerly known as BHI Incorporated), a Nasdaq listed company. Mr. Ruzika was affiliated with ADT Limited (“ADT”), a NYSE-listed company, from 1982 until 1997, becoming executive vice president in 1997 and chief financial officer in 1989. Mr. Ruzika also served as President and Chief Executive Officer of ADT Security Services Inc. (“ADT Security”), a wholly owned subsidiary of ADT, from 1995 - 1997. ADT Security was the largest electronic security services company in the United States and United Kingdom when it merged with Tyco International Ltd. in 1997. Mr. Ruzika also has served as a director and Vice Chairman of the Board of Security Associates International, Inc., formerly an American Stock Exchange listed company, from July 2001 to April 2004. Mr. Ruzika is a graduate of the University of Miami and received his Certified Public Accountant designation.

Jack I. Ruff has been our director and vice president since our inception. Mr. Ruff is a co-founder of RPCP and has been a partner of RPCP since September 2002. Mr. Ruff has also served as vice president and director of Royal Palm Capital Management, Inc., since February 2005. Prior thereto, Mr. Ruff served as Senior Vice President with Bank of America, N.A., where for over 18 years he was responsible for mergers and acquisitions and financing high growth public and private middle market companies. In this capacity, he evaluated and structured transactions using public and private equity, public and private senior debt and mezzanine securities. In addition, he was the Market Executive for Bank of America’s Financial Strategies Group where he managed a group of 30 professional bankers focused on the middle market in Florida. Prior to joining Bank of America (formerly NationsBank) in 1984, he was employed for seven years by The First National Bank of Chicago’s Global Banking Group. Mr. Ruff received his B.S. in Finance and Economics from Indiana University.

Mario B. Ferrari has been our director and vice president since our inception. Mr. Ferrari is a co-founder of RPCP and has been a partner of RPCP since July 2002 and as vice president and director of Royal Palm Capital Management, Inc., since February 2005. He has also served as a director of Devcon International Corp. since July 2004 and as vice chairman of Sunair Electronics, Inc. since February 2005. From June 2000 to June 2002, he was an investment banker with Morgan Stanley & Co., where he helped start the firm’s private equity placement group. Previously, Mr. Ferrari co-founded PowerUSA, LLC, a retail renewable energy services company, in October 1997 and was a managing member until September 1999. Mr. Ferrari graduated from Georgetown University, where he received his B.S., magna cum laude, in Finance and International Business.

Robert C. Farenhem has been our director, vice president and secretary since our inception. Mr. Farenhem has been a partner and the chief financial officer of RPCP since April 2003 and vice president and director of Royal Palm Capital Management, Inc. since February 2005. Mr. Farenhem has also been interim chief financial officer of Devcon International Corp. since April 2005. Mr. Farenhem was the Executive Vice President of Strategic Planning and Corporate Development for publicly-held Bancshares of Florida and Chief Financial Officer for Bank of Florida from February 2002 to April 2003. Bancshares of Florida is a multi-bank holding company (including Bank of Florida) with in excess of $400 million in assets. Previously, Mr. Farenhem was an investment banker with Banc of America Securities from October 1998 to February 2002, advising on mergers and acquisitions, public and private equity, leveraged buyouts, and other financings. Mr. Farenhem graduated from the University of Miami, where he received his BBA in Finance.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mario B. Ferrari, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jack I. Ruff and Robert C. Farenhem, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Stephen J. Ruzika and Richard C. Rochon, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or a blank check company that executed a business plan similar to ours and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts and their transactional expertise should enable them to successfully identify and effect an acquisition.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finder’s and consulting fees, will be paid to our existing stockholder or to any of our officers and directors or any of their respective affiliates for services rendered prior to or in connection with a business combination. However, our existing stockholder and our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Recent Transactional Experience

Messrs. Rochon, Ruff, Ferrari and Farenhem’s recent transactional experience includes investments made by Coconut Palm Capital Investors I, Ltd. (“CPCI I”) and Coconut Palm Capital Investors II, Ltd. (“CPCI II”) into Devcon International Corp. and Sunair Electronics, Inc., respectively, which are both publicly traded companies. Neither CPCI I, CPCI II, Devcon, nor Sunair is a blank check company. Each of the above individuals are executive officers and directors of CPCI I and CPCI II. In each case, CPCI I and CPCI II invested capital in these public entities and brought in new management to utilize such capital investment to acquire other entities in a business line consistent with such management’s particular area of expertise.

  Devcon International Corp. – In July 2004, CPCI I invested $18 million (two million units priced at $9 where each unit consisted of one share of common stock and three warrants with various exercise prices). Former ADT Limited executives were hired to form the Devcon Security Services Division. In February 2005, Devcon completed the acquisition of Adelphia Communications’ security services assets.
  Sunair Electronics, Inc. – In February 2005, CPCI II invested $25 million (five million units priced at $5 where each unit consisted of one share of common stock and two warrants with various exercise prices). A former executive from The TruGreen Companies, a division of The ServiceMaster Company, was hired to form the Sunair Pest and Termite Control Services Division. In June 2005, Sunair completed the acquisition of Middleton Lawn and Pest Control.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:
•	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company and the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, timely completing a business combination and securing the release of their stock.

•	Our directors and officers may purchase common stock as part of the units sold in this offering or in the aftermarket and would be entitled to vote such shares as they choose on a proposal to approve a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

To minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earliest of a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company prior to any other entity, any business opportunity which may reasonably be required to be presented to our company under Delaware law, subject to any pre-existing fiduciary obligations he or she might have. Because Messrs. Rochon, Ruzika, Ferrari and Farenhem are executive officers and/or directors of Devcon and Sunair, they have a fiduciary obligation to present business opportunities to Devcon and Sunair before us. Additionally, in connection with Devcon’s recent bank financing, Devcon agreed that none of its affiliates (which would include all of our officers and directors) would entertain any business opportunities in the electronic security services field without the bank’s consent. We do not believe that these obligations to Devcon and Sunair present a material conflict of interest because we do not intend to focus on electronic security services or pest control services, the areas in which Devcon and Sunair are seeking to expand.

In connection with the vote required for any business combination, our existing stockholder has agreed to vote its shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, it (as well as our officers and directors to the extent that they receive shares upon distribution from our existing stockholder) has agreed to waive its rights to participate in any liquidation distribution, but only with respect to those shares of common stock acquired by it prior to this offering. Any common stock acquired by our existing stockholder, officers and directors in the offering or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders (which are not afforded to our existing stockholder, nor any of our officers and directors to the extent that they receive shares upon distribution from our existing stockholder or purchase any shares in this offering or the aftermarket). Our existing stockholder, officers and directors will have the same rights as other public stockholders with respect to such shares, including voting and conversion rights in connection with a potential business combination. Therefore, they may vote such shares on a proposed business combination any way they choose.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with our existing stockholder, officers and directors unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of August 2, 2005 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•     each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•     each of our officers and directors; and

•     all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate Percentage
	Amount and	of Outstanding Common Stock
	Nature of
	Beneficial	Before	After
Name and Address of Beneficial Owner(1)	Ownership	Offering	Offering

RPCP Investments, LLLP	2,500,000(2)	100%	20%
Richard C. Rochon	2,500,000(3)	100%	20%
Stephen J. Ruzika	0(4)	0%	0%
Jack I. Ruff	0(4)	0%	0%
Mario B. Ferrari	0(4)	0%	0%
Robert C. Farenhem	0(4)	0%	0%
All directors and executive officers as a group (5 individuals)	2,500,000(3)	100%	20%

(1)	The business address of each of the individuals is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432.

(2)	RPCP Investments, LLLP intends to distribute its shares to its limited partners at a later date. To the extent such shares are not distributed to its limited partners, they will be retained by the RPCP Investments, LLLP.

(3)	These shares are held by RPCP Investments, LLLP. Mr. Rochon is president and director and owns a 54% interest in the general partner of RPCP Investments, LLLP. As such, Mr. Rochon exercises voting and dispositive power over these shares.

(4)	Does not include any shares held by RPCP Investments, LLLP, of which such person is a limited partner.

Immediately after this offering, our existing stockholder will beneficially own 20% of the then issued and outstanding shares of our common stock (assuming it does not purchase any units in this offering). Neither our existing stockholder, nor our officers and directors have indicated to us that they intend to purchase our securities in this offering. Our existing stockholder is owned and controlled by our officers and directors. Because of this ownership block, the existing stockholder (and, accordingly, our officers and directors) may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:
•	three years following the date of this prospectus;

•	our liquidation; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holder of these shares will not be able to sell or transfer its securities (except to its limited partners, its limited partners’ spouses and children or trusts established for their benefit), but will retain all other rights as our stockholder, including, without limitation, the right to vote its shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and are forced to liquidate, our existing stockholder will not receive any portion of the liquidation proceeds with respect to common stock owned by it prior to the date of this prospectus.

Our directors have agreed with the representatives that after this offering is completed and within the first 40 trading days after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to 2,000,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that any warrants purchased by them, their affiliates or designees pursuant to this agreement will not be sold or transferred until after we have completed a business combination. Such purchases will be made by Morgan Joseph & Co. Inc., or such other broker dealer as Morgan Joseph & Co. Inc. may designate, in such amounts and at such times as it may determine, in its sole discretion, during the 40 day period. The warrants may trade separately on the 90th day after the date of this prospectus unless the representatives determine that an earlier date is acceptable. The representatives will not allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K. We believe that the purchases of warrants by these individuals demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination.

Each of Messrs. Rochon, Ruzika, Ruff, Ferrari and Farenhem and RPCP Investments, LLLP are our “promoters,” as such term is defined under the federal securities laws.

CERTAIN TRANSACTIONS

In April 2005, we issued 2,500,000 shares of our common stock to RPCP Investments, LLLP for $25,000 in cash, a purchase price of $0.01 per share. If the representatives of the underwriters determine to increase the size of this offering, a stock dividend would be effectuated prior to the consummation of this offering to maintain our existing stockholder’s ownership as a percentage of the offering size. Our existing stockholder will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. Our existing stockholder may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, our existing stockholder has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Royal Palm Capital Management, LLLP, an affiliate of our officers and directors, has advanced an aggregate of $75,000 to us as of the date of this prospectus to cover expenses related to this offering. The loan will be payable without interest on the earlier of June 1, 2006 or the consummation of this offering. We intend to repay this loan from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to our existing stockholder, officers and directors or to any of their respective affiliates prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unafilliated third parties.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 50,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 2,500,000 shares of common stock are outstanding, held by one stockholder of record. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th trading day after the date of this prospectus unless the representatives inform us of their decision to allow earlier separate trading (based on their assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular), provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the SEC which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or amendment thereto, or in a subsequent 8-K information indicating if the representatives have allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus. Although we will not distribute copies of the Current Report on Form 8-K to individual unit holders, the Current Report on Form 8-K will be available on the SEC’s website after filing. See the sections appearing elsewhere in this prospectus entitled “Where You Can Find Additional Information.”

Common stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, our existing stockholder (and our officers and directors to the extent that they receive shares upon distribution from our existing stockholder) has agreed to vote its respective shares of common stock owned by it immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by our existing stockholder, officers and directors. Additionally, our existing stockholder, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, including any interest and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholder has agreed to waive its rights to share in any distribution with respect to common stock owned by it prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders (but not our existing stockholder, nor any of our officers and directors to the extent that they receive shares upon distribution from our existing stockholder, or purchase any shares in this offering or the aftermarket) have the right to convert their shares of common stock to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:
•	the completion of a business combination; and

•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption (including any warrants issued upon exercise of our unit purchase option) with the prior consent of the representatives:
•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	only if the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide sufficient liquidity to cushion the market reaction to our redemption call.

Since we may redeem the warrants only with the prior written consent of the representatives and the representatives may hold warrants subject to redemption, the representatives may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representatives will consent to such redemption if it is not in their best interest even if it is in our best interest.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to the representatives of the underwriters an option to purchase up to a total of 1,000,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.00 (120% of the exercise price of the warrants included in the units sold in this offering). For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled “Underwriting—Purchase Option.”

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 12,500,000 shares of common stock outstanding, or 14,000,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 10,000,000 shares sold in this offering, or 11,500,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,500,000 shares are restricted securities under Rule 144 in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to April 29, 2006. Notwithstanding this restriction, all of those shares have been placed in escrow and will not be transferable for a period of three years from the date of this prospectus and will only be released prior to that date, subject to certain limited exceptions, such as our liquidation following a business combination or a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:
•	1% of the number of shares of common stock then outstanding, which will equal 120,000 shares immediately after this offering (or 140,000 if the underwriters exercise their over-allotment option); and

•	if the common stock is listed on a national securities exchange or on The Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holder of our 2,500,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holder of these shares is entitled to make up to two demands that we register these shares. The holder of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, such stockholder has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Morgan Joseph & Co. and EarlyBirdCapital are acting as representatives, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units

Morgan Joseph & Co. Inc.
EarlyBirdCapital, Inc.

Total

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the date of this prospectus, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. The following states do not presently require any notice filings or fee payments and permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable:
•	Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Hawaii, Indiana, Louisiana, Maine, Missouri, Nevada, New York, North Carolina, Ohio, Pennsylvania, Utah, Virginia, Washington, and Wisconsin.

Additionally, the following states permit the resale of the units and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:
•	Delaware, the District of Columbia, Kansas, Maryland, Michigan, New Hampshire, Rhode Island, South Carolina, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements for the securities to continue to be eligible for resale in those jurisdictions.

Despite the exemption from state registration provided by the National Securities Markets Improvement Act described above, the following states and territory, regardless of whether they require a filing to be made or fee to be paid, have advised us that they do not recognize this act as a basis for exempting the registration of resales in their states of securities issued in blank check offerings:
•	Alaska, Arkansas, California, Illinois, Iowa, Kentucky, Massachusetts, Minnesota, Mississippi, Montana, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, Puerto Rico, South Dakota, Tennessee, West Virginia and Wyoming.

We do not intend to register the resale of the securities sold in this offering in these states.

However, we believe that the units, from and after the effective date and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments based upon the availability of another applicable exemption from the state’s registration requirements:
•	immediately in Delaware, the District of Columbia, Illinois, Kentucky, Maryland and Rhode Island;

•	commencing 90 days after the date of this prospectus in Iowa and New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Idaho has informed us that it does not permit the resale in its state of securities issued in blank check offerings, without exception. We will amend this prospectus for the purpose of disclosing additional states, if any, which advise us that our securities will be eligible for secondary trading without registration.

Pricing of Securities

We have been advised by the representatives that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $___ per unit.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representatives. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:
•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have granted to the representatives of the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 1,500,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representatives of the underwriters may exercise the over-allotment option if the underwriters sell more units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option

Public offering price	$6.00	$60,000,000	$69,000,000
Discount	$0.42	$4,200,000	$4,830,000
Proceeds before expenses(1)	$5.58	$55,800,000	$64,170,000

(1)	The offering expenses are estimated at $550,000.

Purchase Option

We have agreed to sell to the representatives, for $100, an option to purchase up to a total of 1,000,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.00 (120% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit, and is exercisable on a cashless basis, commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 1,000,000 units, the 1,000,000 shares of common stock and the 2,000,000 warrants underlying such units, and the 2,000,000 shares of common stock underlying such warrants have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the units is completed. However, the underwriters may engage in the following activities in accordance with the rules:
•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our units, as long as stabilizing bids do not exceed the offering price of $6.00.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our units by selling more of our units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our units in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over- allotment option.

•	Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid may also have an effect on the prices of the securities if it discourages resales.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted to Morgan Joseph & Co. the right to have an observer present at all meetings of our board of directors until we consummate a business combination. The observer will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. Morgan Joseph & Co. has not named its observer as of the date of this prospectus.

Although we are not under any contractual obligation to engage any of the underwriters to provide services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. We have no agreement, commitment or understanding with any of the underwriters for assistance in connection with a potential business combination or additional capital raising activities and have no intention of entering into such an agreement, commitment or understanding. If any of the underwriters provide services to us after the offering we may pay such underwriter fair and reasonable fees that would be determined in an arm’s length negotiation.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Graubard Miller, New York, New York. Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements of Coconut Palm Acquisition Corp. at May 12, 2005 and for the period from April 29, 2005 (date of inception) through May 12, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which includes an explanatory paragraph relating to our ability to continue as a going concern, of Eisner LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

COCONUT PALM ACQUISITION CORP.
(A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder

We have audited the accompanying balance sheet of Coconut Palm Acquisition Corp. (a development stage company) (the “Company”) as of May 12, 2005 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 29, 2005 (date of inception) through May 12, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coconut Palm Acquisition Corp. as of May 12, 2005 and the results of its operations and its cash flows for the period from April 29, 2005 (date of inception) through May 12, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has not generated any revenue, its business plan is dependent on completion of a financing and the Company has a negative working capital position as of May 12, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Eisner LLP

New York, New York
May 13, 2005

With respect to Note G,
May 18, 2005

Coconut Palm Acquisition Corp.
(a development stage company)

Balance Sheet
May 12, 2005

ASSETS
Current assets:
Cash	$ 82,500
Deferred offering costs	35,000

Total assets	$117,500

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued expenses	$ 1,000
Accrued offering costs	17,500
Note payable to affiliate	75,000

Total current liabilities	93,500

COMMITMENTS AND CONTINGENCIES
Stockholder’s equity:
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding
Common stock — $.0001 par value, 50,000,000 shares authorized; 2,500,000 issued and outstanding	250
Additional paid-in capital	24,750
Deficit accumulated during the development stage	(1,000)

Total stockholder’s equity	24,000

Total liabilities and stockholder’s equity	$117,500

See Notes to Financial Statements.

Coconut Palm Acquisition Corp.
(a development stage company)

Statement of Operations
April 29, 2005
(Date of
Inception)
through
May 12, 2005

Revenue	$ 0

Organization costs	1,000

Net loss for the period	$ (1,000)

Net loss per share — basic and diluted	$ 0.00

Weighted average number of shares outstanding — basic and diluted	2,500,000

See Notes to Financial Statements.

Coconut Palm Acquisition Corp.
(a development stage company)

Statement of Changes in Stockholder’s Equity

				Deficit
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Balance — April 29, 2005 (date of inception)	—	$ —	$ —	$ —	$ —
Initial capitalization from founding stockholder	2,500,000	250	24,750	—	25,000
Net loss	—	—	—	(1,000)	(1,000)

Balance — May 12, 2005	2,500,000	$250	$24,750	$(1,000)	$24,000

See Notes to Financial Statements.

Coconut Palm Acquisition Corp.
(a development stage company)

Statement of Cash Flows
April 29, 2005
(Date of
Inception)
through
May 12, 2005

Cash flows from operating activities:
Net loss	$ (1,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	1,000

Net cash provided by operating activities	0

Cash flows from financing activities:
Proceeds from note payable to stockholder	75,000
Proceeds from sale of common stock	25,000
Payments of deferred offering costs	(17,500)

Net cash provided by financing activities	82,500

Net increase in cash	$ 82,500
Cash — beginning of period	$ 0

Cash — end of period	$ 82,500

See Notes to Financial Statements.

Coconut Palm Acquisition Corp.
(a development stage company)

Notes to Financial Statements

NOTE A — Organization And Business Operations; Going Concern Consideration

Coconut Palm Acquisition Corp. (the “Company”) was incorporated in Delaware on April 29, 2005. The Company was formed to serve as a vehicle for the acquisition of an operating company in the business and/or consumer services sector through a merger, capital stock exchange, asset acquisition and/or other similar transaction. The Company has neither engaged in any operations nor generated revenue. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. As such, the Company’s operating results through May 12, 2005 relate to early stage organizational activities, and its ability to begin planned operations is dependent upon the completion of a financing. The Company has selected December 31st as its fiscal year end.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed initial public offering of its Units (as described in Note C) (“Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward acquiring an operating company in the business and/or consumer services sector (“Acquisition”). Furthermore, there is no assurance that the Company will be able to successfully effect an Acquisition. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Fund”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Acquisition or (ii) the distribution of the Trust Fund as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the Acquisition, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Proposed Offering vote against the Acquisition and exercise their conversion rights, the Acquisition will not be consummated.

In the event that the Company does not consummate an Acquisition within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s stockholder, excluding the persons who were stockholders prior to the Proposed Offering, RPCP Investments, LLLP (the “Founding Stockholder”) to the extent of its initial stock holdings. However, the Founding Stockholder and the Company’s officers and directors will participate in any liquidation distribution with respect to any shares of the common stock acquired in connection with or following the Proposed Offering. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).

Going concern basis of presentation — As indicated in the accompanying financial statements, at May 12, 2005, the Company had $82,500 in cash and a working capital deficiency of $11,000.

Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty through a Proposed Offering are discussed in Note C. There is no assurance that the Company’s plans to raise capital or to consummate an Acquisition will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Coconut Palm Acquisition Corp.
(a development stage company)

Notes to Financial Statements — (Continued)

NOTE B — Summary Of Significant Accounting Policies

[1]     Loss per common share:

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

[2]     Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[3]     Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of start-up costs and temporary differences, aggregating approximately $340. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at May 12, 2005.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

[4]     Offering costs:

Deferred offering costs consist principally of legal and underwriting fees incurred through May 12, 2005 that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

NOTE C — Proposed Offering

The Proposed Offering calls for the Company to offer for public sale up to 10,000,000 units (“Units”). Each Unit will consist of one share of the Company’s common stock and two warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the effective date of the prospectus or (b) the completion of an Acquisition. The warrants will expire four years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

NOTE D — Note Payable To Founding Stockholder

On May 10, 2005, the Company issued a $75,000 unsecured promissory note to Royal Palm Capital Management, LLLP, an entity affiliated with the founding stockholder. The Note is non-interest bearing and is payable on the earlier of June 1, 2006 or the consummation of the Proposed Offering. Due to the related party nature of the note, the estimated fair value of the note is not reasonably determinable.

Coconut Palm Acquisition Corp.
(a development stage company)

Notes to Financial Statements — (Continued)

NOTE E — Related Party Transaction

The Company has agreed to pay Royal Palm Capital Management, LLLP, a fee of $7,500 per month for office space and general and administrative services from the effective date of the Proposed Offering through the effective date of the acquisition of a target business.

NOTE F — Commitments And Other Matters

The Company has a commitment to pay an underwriting discount of 7% of the public offering price to the representatives of the underwriters at the closing of the offering.

The Company has agreed to sell to the representatives of the underwriters, upon consummation of the offering, an option, for $100, to purchase up to a total of 1,000,000 units at $7.50 per unit. The Company intends to account for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. The option will be valued at the date of issuance, however, for illustrative purposes, the Company has estimated, based upon a Black-Scholes model, that the fair value of the option as of May 12, 2005 would be approximately $770,000, using an expected life of five years, volatility of 15.9% and a risk-free interest rate of 3.87% . The volatility calculation of 15.9% is based on the 180-day volatility of the Russell 2000 Index. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its units, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the 180-day volatility of the Russell 2000 Index because its management believes that the volatility of this index is a reasonable benchmark to use in estimating the expected volatility for the Company’s units. Utilizing a higher volatility would have had the effect of increasing the implied value of the option. For comparative purposes, if the Company had assumed for purposes of the Black-Scholes model a volatility of double the volatility of the 180-day Russell 2000 Index, or 31.8%, it would have yielded an option value of approximately $1,600,000, and a volatility of quadruple the volatility of the 180-day Russell 2000 Index, or 63.6%, would have yielded an option value of approximately $3,100,000. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless. The option may be exercised for cash, or on a “cashless” basis, at the holders option, such that the holder may receive a net amount of shares equal to the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants, and the market price of the underlying securities). The units issuable upon exercise of this option are identical to the Units in the Proposed Offering except that the warrants included in the option have an exercise price of $6.00.

NOTE G — Officers And Directors

On May 18, 2005, the Company’s officers and directors agreed with representatives of the underwriters that after this offering is completed and within the first forty day period after the separate trading of warrants has commenced, they or certain of their affiliates or designees collectively will purchase up to 2,000,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They further agreed that any warrants purchased by them or its affiliates or designees will not be sold or transferred until the completion of an acquisition.

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Until __________ __, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

COCONUT PALM
ACQUISITION CORP.

$60,000,000

10,000,000 Units

PROSPECTUS

MORGAN JOSEPH
EARLYBIRDCAPITAL, INC.

_________ __, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC Registration Fee	23,951.95
NASD filing fee	20,850.01
Accounting fees and expenses	25,000.00
Printing and engraving expenses	60,000.00
Directors & Officers liability insurance premiums	75,000.00	(2)
Legal fees and expenses	300,000.00
Blue sky services and expenses	50,000.00
Miscellaneous	69,198.04	(3)

Total	$625,000.00

(1) In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2) This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3) This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

     Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

     “Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     (b)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c)      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     (d)      Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e)      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses

(including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f)      The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

     (g)      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h)      For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i)      For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

     (j)      The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k)      The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Paragraph B of Article Eighth of our certificate of incorporation provides:

     “The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

     (a)      During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares

RPCP Investments, LLLP	2,500,000

     Such shares were issued on April 29, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act because they were sold to an accredited entity. The shares issued to the entity above were sold for an aggregate offering price of $25,000 at a purchase price of approximately $0.01 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

     (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

1.2	Form of Selected Dealers Agreement.*

3.1	Certificate of Incorporation.*

3.2	By-laws.*

4.1	Specimen Unit Certificate.*

4.2	Specimen Common Stock Certificate.*

4.3	Specimen Warrant Certificate.*

4.4	Form of Unit Purchase Option to be granted to Representative.*

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust
Company and the Registrant.*

5.1	Opinion of Graubard Miller.*

10.1	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc.,
EarlyBirdCapital, Inc. and RPCP Investments, LLLP.*

10.2	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc.,
EarlyBirdCapital, Inc. and Richard C. Rochon.*

10.3	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc.,
EarlyBirdCapital, Inc. and Stephen J. Ruzika.*

10.4	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc.,
EarlyBirdCapital, Inc. and Jack I. Ruff.*

10.5	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc.,
EarlyBirdCapital, Inc. and Mario B. Ferrari.*

10.6	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc.,
EarlyBirdCapital, Inc. and Robert C. Farenhem.*

10.7	Form of Investment Management Trust Agreement between Continental Stock
Transfer & Trust Company and the Registrant.

10.8	Form of Stock Escrow Agreement between the Registrant, Continental Stock

Transfer & Trust Company and Existing Stockholder.*

10.9	Promissory Note, dated as of May 10, 2005, issued to Royal Palm Capital
Management, LLLP.*

10.10	Form of Registration Rights Agreement among the Registrant and the Investors.*

10.11	Warrant Purchase Agreement dated May 18, 2005 among Morgan Joseph & Co. Inc. and each of Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C.
Farenhem.*

10.12	Form of Letter Agreement between Royal Palm Capital Management, LLLP and Registrant regarding administrative support.*

10.13	Letter agreement dated August 2, 2005, from each of RPCP Investments, LLLP,
Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and
Robert C. Farenhem to the Registrant.

23.1	Consent of Eisner LLP.

23.2	Consent of Graubard Miller (included in Exhibit 5.1).*

24	Power of Attorney (included on signature page of this Registration Statement).*

* Previously filed.

Item 17. Undertakings.

     (a)      The undersigned registrant hereby undertakes:

            (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i.      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                    iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)      The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)      The undersigned registrant hereby undertakes that:

            (1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 2nd day of August, 2005.

COCONUT PALM ACQUISITION CORP.

By:	/s/ Richard C. Rochon
Richard C. Rochon
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer and
Principal Accounting and Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Richard C. Rochan	Chairman of the Board and Chief	July 6, 2005
Richard C. Rochan	Executive Officer (Principal Executive
Officer and Principal Accounting and
Financial Officer)

*	Vice Chairman	July 6, 2005
Stephen J. Ruzika

*	Vice President and Director	July 6, 2005
Jack I. Ruff

*	Vice President and Director	July 6, 2005
Mario B. Ferrari

*	Vice President, Secretary and	July 6, 2005
Robert C. Farenhem	Director

* By Richard C. Rochon, Power of Attorney